   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 1996

                                                      REGISTRATION NO. 33-64310
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                       ---------------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           WATSON GENERAL CORPORATION
             (Exact name of Registrant as specified in its charter)


                CALIFORNIA                           95-2873757
        ------------------------         -----------------------------------
        (State of incorporation)         (I.R.S. Employer Identification No.)


                                  32-B MAUCHLY
                            IRVINE, CALIFORNIA 92718
                                 (714) 727-4020
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            RONALD CRANE, PRESIDENT
                           WATSON GENERAL CORPORATION
                                  32-B MAUCHLY
                            IRVINE, CALIFORNIA 92718
          (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    COPY TO:
                            Edward T. Swanson, Esq.
                                Swanson & Meepos
                       100 Wilshire Boulevard, Suite 200
                      Santa Monica, California 90401-1113
                                 (310) 576-4841

                       ---------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===============================================================================

PROSPECTUS

                         397,880 SHARES OF COMMON STOCK

                           WATSON GENERAL CORPORATION


         This Prospectus, on behalf of Watson General Corporation (the "Company"), is to be used in connection with offers and sales of the Company's common stock, no par value per share ("Common Stock") by the Selling Shareholders as follows: (i) 147,880 shares of the Common Stock underlying the Warrants purchased by certain "Selling Shareholders" (see "Selling Shareholders") pursuant to the Company's Unit Private Placement concluded in January 1993, which Warrants are exercisable at $3.50 per share and expire at 11:59 p.m., New York time, on December 31, 1997; (ii) 200,000 shares of Common Stock underlying the option (the "Selling Agent Option") granted to the Placement Agent for the Unit Private Placement, Drake Capital Securities, Inc. ("Drake"); and (iii) 50,000 shares of Common Stock underlying the Warrants included in the Selling Agent Option.

         The Shares being offered by the Selling Shareholders may be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, the Company will receive funds of up to $992,580 from exercise of Warrants, the Selling Agent Option, and the Warrants issuable upon exercise of the Selling Agent Option. See "Selling Shareholders." However, there is no assurance that any Warrants or the Selling Agent Option will be exercised, and if the Company does receive any proceeds from the exercise thereof, such exercise may not occur until as late as March 16, 1998. The Company has agreed to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders, which expenses are estimated to be approximately $42,000.

         The Common Stock is traded on NASDAQ under the symbol: WGEN. On February __, 1996, the closing sales price per share for the Common Stock as reported by NASDAQ was $____.


                              --------------------


   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN
          AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------


                  THE DATE OF THIS PROSPECTUS IS ______, 1996

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AND SELLING SHAREHOLDER, OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


        NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
      Available Information...............................     2
      Incorporation of Certain Documents by Reference ....     2
      Risk Factors........................................     3
      The Company.........................................     5
      Acquisition of EnviroQuest..........................     5
      Plan of Distribution................................     8
      Selling Shareholders................................     9
      Indemnification of Directors, Officers and
         Controlling Persons Against Securities
         Act Liabilities..................................    10
      Legal Matters.......................................    10
      Experts.............................................    10


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act", and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No 0-16011) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-KSB for the Fiscal Year Ended September 30, 1995.

         2. The Company's Quarterly Report on Form 10-QSB for the Quarter Ended December 31, 1995.

         3. The Company's Current Report on Form 8-K as filed with the Commission on January 10, 1996 and the Company's Current Report on Form 8-K as filed with the Commission on February 13, 1996 and amended on _____, 1996.

         4. The Company's Reports on Form 10-C as filed with the Commission on February 2, 1995, December 28, 1995 and February 8, 1996.

         5. The description of the Company's Common Stock contained in its registration statement on Form 10 filed with the Commission on June 29, 1987, as amended by Amendment No. 2 on Form 8 filed with the Commission on October 30, 1987.

         6. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Watson General Corporation, 32-B Mauchly, Irvine, California 92718, Attention: Joseph L. Christoffel, Chief Financial Officer, telephone (714) 727-4020.

                                  RISK FACTORS


         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

NO ASSURANCE AS TO FUTURE OPERATIONS.

         There is no assurance that the Company will be able to generate earnings or successfully expand its operations in the future. To date, the Company has not generated net income from continuing operations, and continues to generate net losses from operations; the Company has been able to sustain its operations only through the periodic sale of equity. The Company cannot predict with any certainty the success or failure of its present and future operations.

DEPENDENCE ON KEY PERSONNEL.

         The Company believes that its success depends to a significant extent on the efforts and abilities of certain of its senior management. The loss of key employees could have a material adverse effect on the Company. There can be no assurance that satisfactory individuals will be available to replace existing management should replacement become necessary.

NATURE OF INDUSTRY; DEPENDENCY ON GOVERNMENT REGULATIONS TO CREATE DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES.

         The market for the Company's products and services is created principally by new governmental regulations. The Environmental Protection Agency ("EPA") has cited estimates that as many as 25 percent of underground storage tanks ("USTs") have leaked or are leaking. In 1984 Congress responded to the problem by amending the Resource Conservation and Recovery Act of 1976 to require that EPA to develop regulations to protect human health and property from leaking USTs. Regulations became effective in December 1988, with all USTs obligated to meet specified requirements by December 1998. If these regulations are delayed or not enforced, the demand for the Company's products and services could be materially adversely affected.

         In January 1996, it was reported that the State of California was halting cleanup operations at underground gas tank sites more than 350 feet from drinking water wells. This decision was made after a report conducted by the Lawrence Livermore National Laboratory concluded that natural processes in the ground remove most of the toxic ingredients left by underground petroleum leaks. Such halt could adversely affect the business of the Company's subsidiary, Toxguard Systems, Inc.

CONTROL BY PRESENT MANAGEMENT.

         As of the date of this Prospectus, present officers and directors own or control beneficially approximately 31% of the Company's Common Stock and accordingly may be in a position to substantially influence the election of a majority of the Company's directors, and may otherwise control the Company. As part of the acquisition of EnviroQuest Technologies, Ltd. ("EnviroQuest"), the Board of Directors of the Company elected John Marencik and Roger Sherwood, the current chief executive officer and president, respectively, of EnviroQuest to the Board of Directors, and the Company agreed to use its best efforts to ensure that they continue to be elected to the Board of Directors of the Company during their employment by EnviroQuest.

COMPETITION.

         Management of the Company is aware of at least two major monitoring panel manufacturers who offer their own software monitoring system. Their software is written only for use by their own equipment, whereas the Company's software currently interfaces with all major brands. Major oil companies could decide to build proprietary systems for their own station outlets, and such software could be designed to directly compete with the Company's products and services. In addition, third parties could enter this market at any time, possibly with substantially greater resources than the Company. Many of its competitors have substantially greater resources than the Company.

FINANCING AND CASH FLOW REQUIREMENTS.

         The Company believes that proceeds of certain recent sales of Common Stock should be sufficient to satisfy its cash flow requirements for at least a twelve-month period of time. In the event that the Company is not successful in generating cash flow from its operations to sustain such operations, the Company may need to secure additional financing to develop and maintain its business. There can be no assurance that additional financing, either through the sale of placement of debt or equity, will be available on terms acceptable to the Company.

ACQUISITION OF ENVIROQUEST.

         On January 30, 1996, the Company acquired all of the outstanding stock of EnviroQuest Technologies, Ltd. ("EnviroQuest") for 1,000,000 shares of Common Stock, $800,000 cash and a two-year promissory note for $220,000.
During late 1995, EnviroQuest lost its largest customer, Mobil, which accounted for approximately 20% of EnviroQuest's recurring revenue base and approximately 40% of its 1995 revenues. Management of EnviroQuest believes that such loss was due to client servicing problems rather than any dissatisfaction with EnviroQuest's product. The loss of this customer will result in significant pre-tax losses in the first two quarters of fiscal 1996 (which began on October 1, 1995). Management of EnviroQuest has taken steps to mitigate the effects of losing this customer and to protect against similar situations in the future. However, losses by EnviroQuest may continue until the revenues previously attributable to Mobil have been replaced. See "Acquisition of EnviroQuest."

RECENT OFFERINGS BY THE COMPANY.

         During late 1995 and early 1996, the Company sold a total of 1,114,287 shares of Common Stock to three accredited investors for an aggregate of $1,950,000 ($1.75 per share) in private transactions in order to provide sufficient funds for the pending acquisition of EnviroQuest and to provide additional working capital for the Company. In connection with the transactions, the Company also issued an aggregate of 60,000 shares of Common Stock to two finders.

SHARES ELIGIBLE FOR SALE UNDER RULE 144

         As of January 31, 1996, there were approximately 1,176,000 restricted shares of Common Stock outstanding which had been held for more than two years and were eligible for resale pursuant to Rule 144 under the Securities Act of 1933. Although Rule 144, with certain exceptions, imposes restrictions on the number of shares which may be sold pursuant to that rule by a person during a three-month period, the sale of a significant number of the shares eligible for resale under Rule 144 could adversely affect the market for the Company's Common Stock.

PENDING LITIGATION

         As described under "Acquisition of EnviroQuest - Litigation," there presently is litigation pending against EnviroQuest which, if decided adversely to EnviroQuest, could have a material adverse impact on EnviroQuest.

NO DIVIDENDS AND NONE ANTICIPATED.

         The Company has not paid any cash dividends, nor does it contemplate or anticipate paying dividends upon its Common Stock in the foreseeable future.

                                  THE COMPANY

         Watson General Corporation (the "Company"), a California corporation based in Irvine, California, considers itself to be a leader in the emerging industry of remote monitoring software. Environmental consulting and construction project management provide a significant portion of the Company's business today. However, the Company believes that it has a special niche in offsite monitoring of underground storage tanks because its proprietary software is capable of interfacing with virtually every leak detection device presently being manufactured. Monthly revenues are derived from software sales/support and for performing the logistics of monitoring if customers decide to outsource. The Company is evolving from an environmental consulting firm, with emphasis on services for the petroleum industry, to a developer of proprietary software for monitoring leakage and inventory levels in underground storage tanks. This software not only assists in compliance with regulations but also provides critical management information. The Company's primary market is petroleum-related. Customers include federal and municipal agencies and oil, transportation and retail companies.

         The recent acquisition of EnviroQuest Technologies, Ltd. ("EnviroQuest"), a national provider of statistical inventory reconciliation services (see "Acquisition of EnviroQuest"), is expected to complement the Company's current operations and enhance the Company's unique position in the management service industry, with comprehensive solutions for multiple unit offsite monitoring needs.

         The Company's goal is to increase its revenues significantly and establish long-term profitability by:

         o Building long-term relationships with customers and, in the process, develop strong recurring revenue streams with value-added or additional services.

         o Focusing on niches where there is currently little or no competition.

         o Furthering growth by acquiring businesses that add market share and/or technologies to the Company, and by forming strategic alliances to market and deliver the Company's proprietary products and services.

         The Company currently is engaged in niche market environmental businesses through its operating subsidiaries:

                      Subsidiary                                    Product/Service
                      ----------                                    ---------------
                      EnvirAlert, Inc.                              Remote monitoring software

                      Toxguard Systems, Inc.                        Environmental consulting and project management

                      Toxguard Fluid Technologies, Inc.             On-site antifreeze recycling

                      EnviroQuest Technologies, Ltd.                Statistical inventory reconciliation services


                           ACQUISITION OF ENVIROQUEST

General

         On January 30, 1996 the Company purchased all of the outstanding common stock of EnviroQuest Technologies, Ltd. ("EnviroQuest"), a national provider of statistical inventory reconciliation services which is headquartered in Kansas City, Missouri. Statistical inventory reconciliation software is an approved method of leak detection for underground storage tanks and is synergistic to the software systems and services provided by the Company's EnvirAlert, Inc. subsidiary, in that the EnvirAlert software can collect the data remotely from virtually any electronic device, while the EnviroQuest software analyzes that data.

         EnviroQuest's proprietary software is used to monitor underground storage tanks (USTs) for leak detection and tightness testing as required by federal, state and local environmental regulations. EnviroQuest's statistical inventory reconciliation analysis software ("SIRAS") is one of the most cost effective and least intrusive methods of detecting leaks in USTs. Customers pay a monthly fee to subscribe to EnviroQuest's information processing system.

The principal uses of EnviroQuest's products are service stations and convenience stores throughout the United States.

         Pursuant to the stock purchase agreement with the shareholders of EnviroQuest, the aggregate purchase price for the outstanding stock of EnviroQuest was 1,000,000 shares of the Company's Common Stock, $800,000 cash and a promissory note for $220,000. The note does not bear interest and will be due and payable on January 30, 1998. In addition, EnviroQuest is obligated to employ John and Frances Marencik for three years for an aggregate compensation of $500,000, payable over four years. Mr. Marencik and Roger Sherwood, the chief executive officer and president, respectively, of EnviroQuest, have been elected to the Board of Directors of the Company.
During the term of Mr. Marencik's employment, the Company must use its reasonable best efforts to cause Messrs. Marencik and Sherwood to be elected to the Board of Directors of the Company.

SIRAS Service

         EnviroQuest's proprietary Statistical Inventory Reconciliation Analysis System (SIRAS) is one of several methods certified by Midwest Research Institute to detect leaks in USTs. Statistical Inventory Reconciliation (SIR) is an EPA-approved method of leak detection which has substantial cost and operational advantages over other approved methods. It is considered a permanent method of compliance. The software system has received several third party certifications under the EPA's protocol for evaluating SIR methods.

         SIRAS is provided as a service to tank owners through the process of collecting and analyzing data on a monthly basis. Such monthly monitoring addresses the need for permanent leak detection. Permanent leak detection will be mandatory on all USTs in the United States by December 1998. SIRAS is approved for use as monthly monitoring in over 46 states, and in 20 states, a monthly monitoring application is the only way a tank owner can utilize SIR technology to satisfy leak detection requirements. UST owners subscribing to SIRAS service provide standard data (daily tank levels, sales, and deliveries) monthly which EnviroQuest analyzes. Costs to tank owners for this service range from $120 to $300 per tank per year, depending upon the number of USTs the owner-operators places into SIR service.

Recent Developments

         During late 1995, EnviroQuest lost its largest customer, Mobil, which accounted for approximately 20% of EnviroQuest's recurring revenue base and approximately 40% of its 1995 revenues. Management of EnviroQuest believes that such loss was not due to any dissatisfaction with EnviroQuest's product. The loss of this customer will result in significant pre-tax losses in the first two quarters of fiscal 1996 (which began on October 1, 1995). Management of EnviroQuest has taken steps to mitigate the effects of losing this customer and to protect against similar situations in the future. However, losses by EnviroQuest may continue until the revenues previously attributable to Mobil have been replaced.

Key Management of EnviroQuest

         John M. Marencik, currently a director and Chief Executive Officer of EnviroQuest, served as President of EnviroQuest since its formation in 1990 until September 1995. Prior to founding EnviroQuest, Mr. Marencik was employed by Hall-Kimbrell Environmental Services as Director of Analytical Sales. Mr. Marencik is a graduate of the University of Missouri, where he received a B.S. in Chemistry.

         Roger H. Sherwood joined EnviroQuest as its President in September 1995. Prior thereto, he was with Amoco Oil Company for approximately thirty years, most recently serving as Regional Manager for the Kansas City region from 1988 through 1994. As such, Mr. Sherwood managed and directed a five-state marketing and distribution operation which had net sales of $450 million. Mr. Sherwood is a graduate of the Program for Management Development of Harvard University and has a B.S. in Advertising from the University of Florida.

Compensation of Management

         In September 1995, Roger H. Sherwood entered into a three-year employment agreement with EnviroQuest pursuant to which he is to receive a base salary of $100,000 per year as well as a monthly bonus equal to 1/2 of one percent of EnviroQuest's gross sales revenue and a monthly bonus equal to 1% of EnviroQuest's net income. In addition, the Company has agreed to issue to Mr. Sherwood options to purchase 40,000 shares of the Company's Common Stock each year during the term of the employment agreement.

         As part of the stock purchase agreement pursuant to which the Company acquired all of the outstanding common stock of EnviroQuest, John M. Marencik and Frances E. Marencik each are being employed by EnviroQuest for three years for an aggregate cash compensation of approximately $500,000, payable over four years.

Litigation

         In National Environmental Tank Testing Company, a/k/a Nettco, Inc. v. EnviroQuest Technologies, Ltd. et al., plaintiff has filed suit against EnviroQuest and John Marencik on grounds of breach of contract, intentional interference with business relationships and fraud. Actual damages in excess of $25,000 and punitive damages of $5,000,000 are sought by plaintiff. The case presently is in discovery stages. Based upon the information which counsel for EnviroQuest has obtained to date relative to the testimony of witnesses associated with this matter, the Company believes that a successful claim against EnviroQuest for actual damages is possible but not likely.

         In James Dash and Northeast Equipment & Supply Co., Inc. vs. EnviroQuest Technologies, Ltd. and John M. Marencik, which has been filed in the United States District Court for the District of New Jersey, plaintiffs have alleged that the defendants breached an agreement between the parties wherein EnviroQuest was to pay commissions to plaintiffs for services rendered. In addition, plaintiffs have alleged fraud, breach of employment contract and have requested an accounting. EnviroQuest terminated the agreement with plaintiffs based upon nonperformance in May 1995 retroactive to March of 1995. Defendants believe that all sums due plaintiffs have been paid, and that in fact there may have been overpayments of commissions under the agreement. Defendants also believe that plaintiffs were in violation of the non-competition provisions of their Commission Sales Agreement during the period of time in which plaintiffs claim commissions due. Plaintiffs claim actual and punitive damages in sums exceeding $200,000. The contracts provide for an exclusive jurisdiction in the State Courts of Missouri with venue in Jackson County, Missouri. Presently, action is being taken to seek a dismissal in its present venue. The Company believes that a successful claim against EnviroQuest in this matter is remote.

         Aerotek Contract Engineering Services, through legal counsel, has made a claim of an account in the sum of approximately $56,000, representing alleged sums due for personnel provided by plaintiff for placement of temporary technical/engineering service personnel. No suit has been filed to date, however. EnviroQuest believes it has a counterclaim against plaintiff based upon misrepresentation of the credentials of certain personnel provided to EnviroQuest. However, it is possible that the third party for whom EnviroQuest provided services might request a refund from EnviroQuest due to the qualifications of the personnel used on the project. The Company believes that a successful claim against EnviroQuest in this matter is remote.

Competition

         To the knowledge of EnviroQuest, there are five national and four regional firms in the Statistical Inventory Reconciliation (SIR) Services business today. Other SIR systems may be in development. SIRAS is believed to be the only computer program to have received its third party certifications through Midwest Research Institute (MRI), which management of EnviroQuest considers to be the premier certifying entity in this country. SIRAS is certified not only for method (as applied by trained statistical experts), but also as a self-interpreting software program which can be operated by non-statistical staff.

EnviroQuest Facilities

         EnviroQuest's headquarters currently are located in 3,000 square feet of leased office space at 4501 Madison Avenue, Kansas Avenue, Missouri 64111. The rent currently is $2,125 per month. The lease expires in October 1996, but EnviroQuest has the option to extend the lease for two additional years at a monthly rent of $2,220 per month.

Proprietary Technology

         EnviroQuest has registered the SIRAS trademark/service mark and has provided copyright notice for the software. EnviroQuest has not, however, applied for patent protection for any of its products or processes.

EnviroQuest relies on confidentiality and non-compete agreements with all critical development personnel to protect its proprietary rights in these products and processes. Although EnviroQuest has such proprietary rights, EnviroQuest believes that the successful marketing of its products generally depends more upon the experience, technical know-how and creative ability of its personnel rather than upon ownership of such rights. There can be no assurance however, that the steps taken by EnviroQuest to safeguard its proprietary rights will preclude the manufacturer or sale of similar comparing items.


                              SELLING SHAREHOLDERS

         The Selling Shareholders consist of persons who purchased Units in the Unit Private Placement concluded in January 1993, Drake Capital Securities, Inc. ("Drake"), which acted as the placement agent for the Company in connection with the Unit Private Placement, and two officers of Drake who have received a portion of the Selling Agent Option granted to Drake. Each Unit consisted of four shares of common Stock and one Warrant to purchase one share of Common Stock at the exercise price of $3.50 per share until December 31, 1995, which date subsequently was extended to December 31, 1997. The Selling Agent Option entitles Drake to purchase up to 50,000 Units at a price of $6 per Unit (an aggregate of 200,000 shares of Common Stock and 50,000 Warrants).

         The following table sets forth information concerning the beneficial ownership of Common Stock of the Selling Shareholders as of the date of this Prospectus. Such information in the tables was furnished to the Company by the individual Selling Shareholders.


                              PLAN OF DISTRIBUTION

         The Shares being offered by the Selling Shareholders (consisting of shares of Common Stock receivable upon exercise of the Warrants, the Selling Agent Option and the Warrants included in the Selling Agent Option) may be sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and upon terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby by Selling Shareholders may be sold by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits the purchaser; (b) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; and (d) direct transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The reoffers or resales of the shares to which this Prospectus relates may require qualification or registration under state "blue sky" laws unless an appropriate exemption exists. The Company currently intends to take such reasonable actions, if any, as may be necessary for the securities to be reoffered or resold in the states of California and New York, but, depending on the circumstances, may not take any action to qualify or register the securities for reoffer or resale in any other jurisdiction.

         The Selling Shareholders will pay the expenses of their counsel, if any, as well as any commissions, discounts or other compensation payable to brokers or dealers to effect sales, and the Company will pay the other expenses of this offering, estimated to be approximately $42,000.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.


                                                 COMMON STOCK BENEFICIALLY OWNED(1)
                                            -------------------------------------------     WARRANTS      UNDERLYING
                                             PRIOR TO                                        OWNED       COMMON STOCK
                                               THE            REGISTERED     AFTER THE     BEFORE THE     REGISTERED
NAME OF SELLING SHAREHOLDER                  OFFERING          HEREWITH      OFFERING       OFFERING       HEREWITH
---------------------------                 ----------        ----------     ---------     ----------    -----------
 Hung Ming Chen                                15,000              0           15,000       10,000         10,000
 Chin-Wen Lai                                  70,000              0           70,000       17,500         17,500
 Seligson Living Trust                              0              0                0        2,080          2,080
 Bernice J. Scott                                   0              0                0        2,500          2,500
 Michael S. Raya                               20,000              0           20,000        5,000          5,000
 Arthur E. & Sherry A. Nicholas               100,000              0          100,000       25,000         25,000
 Carol McGrew Living Trust                          0              0                0        2,000          2,000
 Verner Kraft                                       0              0                0        5,000          5,000
 Jordan G. Kakas and Mary Kakas                     0              0                0       10,000         10,000
 Eli Benzur                                         0              0                0          800            800
 Mortimer Andron Trust                              0              0                0       10,000         10,000
 Ronald G. Crane & Karen M. Crane(2)        1,129,500              0        1,129,500        2,500          2,500
 Sun Gen Lo Sun                                70,000              0           70,000       17,500         17,500
 Theodore C.C. King & Li Heng King,                 0              0                0        8,000          8,000
    trustees, King Trust
 Leo D. Fialkoff Trust                         60,000              0           60,000       15,000         15,000
 Joseph DiLillo & Martina Shih                126,235         88,200           38,035       20,373         20,373
    DiLillo(3)
 Mary L. Watson, trustee of the Charles     1,216,000              0        1,216,000       10,000         10,000
    A. Watson & Mary L. Watson Trust(4)
 Mark Tipton                                   50,308         50,308                0       12,577         12,577
 Drake Capital Securities, Inc.               153,492         61,492           92,000       22,050         22,050
                                            ---------        -------        ---------      -------        -------
                     TOTAL                  3,010,535        200,000        2,810,535      197,880        197,880
                                            =========        =======        =========      =======        =======

______________________

(1) Assumes the exercise of the Selling Agent Option, but excludes shares of Common Stock underlying Warrants and indicated elsewhere in the table. No Selling Shareholder owns more than 1% of the outstanding shares of the Common Stock of the Company except as otherwise indicated.

(2) Includes options to purchase 700,000 shares of Common Stock. Mr. Crane beneficially owns approximately 9.4% of the outstanding Common Stock.

(3) In addition, Drake Capital Securities, Inc., of which Mr. DiLillo is a principal and shareholder, beneficially owns 153,492 shares of Common Stock.

(4)  Beneficially owns approximately 10.8% of the outstanding Common Stock.


             INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROLLING
                   PERSONS AGAINST SECURITIES ACT LIABILITIES


         Section 317 of the California Corporations Code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, the Company is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the sale of the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for the Company by Swanson & Meepos, Santa Monica, California. Edward T. Swanson of such firm represented Drake Capital Securities, Inc. in connection with the Unit Private Placement.


                                    EXPERTS

         The consolidated financial statements (including schedules incorporated by reference of the Company and its subsidiaries as of September 30, 1995 and 1994 and for each of the three years ended September 30, 1995, incorporated by reference herein, have been so incorporated in reliance on the report of Ernst
& Young, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


           Item                                                 Amount
           ----                                               ----------
           Registration fee..............................     $ 1,915.05
           Blue Sky fees*................................       5,000.00
           Legal fees and expenses*......................      22,500.00
           Accounting fees and expenses*.................       6,500.00
           Printing costs*...............................       3,000.00
           Miscellaneous*................................       3,000.00
                                                              ----------
                 Total...................................     $41,915.05
                                                              ==========


_________________

*Estimated.


         The Selling Shareholders will bear their own sales commissions and related sales expenses in connection with this offering, but will not bear any of the expenses listed above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317 of the California Corporations Code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Articles of Incorporation, as amended, and the Bylaws of the Company, the Company is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law.

ITEM 16.  EXHIBITS.

          5.1    Opinion of Swanson & Meepos*

         23.1    Consent of Ernst & Young (to be filed by amendment)

         23.2    Consent of Swanson & Meepos (included in opinion filed as
                 Exhibit 5.1).*

         24.1 Power of attorney (included on page II-3 of the original Registration Statement).
____________

*  Previously filed.

ITEM 17.  UNDERTAKINGS.

         The Registrant hereby undertakes:

                 (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) to include any additional or changed material information on the plan of distribution; provided, however, that (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934.

                 (b) That for determining liability under the Act, each post-effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                 (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                 (d) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (e) That for determining any liability under the Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities ad Exchange Commission declared it effective.

                 (f) That for determining any liability under the Act, each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 33-64310 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on this 29th day of February, 1996.

                                             WATSON GENERAL CORPORATION



                                             By /s/ RONALD G. CRANE
                                                ---------------------------
                                                Ronald G. Crane
                                                Chief Executive Officer
                                                and President


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 33-64310 has been signed by the following persons in the capacities and on the date indicated.


         Signature                                         Title                               Date
         ---------                                         -----                               ----
    CHARLES A. WATSON*                         Chairman of the Board and Director        February 29, 1996
    --------------------------
    (Charles A. Watson)



    /s/ RONALD G. CRANE                        Chief Executive Officer, President        February 29, 1996
    --------------------------                 and Director
    (Ronald G. Crane)



    JOSEPH L. CHRISTOFFEL*                     Chief Financial Officer (Principal        February 29, 1996
    --------------------------                 Financial Officer and Principal
    (Joseph L. Christoffel)                    Accounting Officer), Secretary and
                                               Director



                                               Director                                  February   , 1996
    --------------------------
    (John Marencik)


    DENNIS E. MULLIGAN*                        Director                                  February 29, 1996
    --------------------------
    (Dennis E. Mulligan)


    /s/ ROGER SHERWOOD                         Director                                  February 29, 1996
    --------------------------
    (Roger Sherwood)


    JAMES M. SMATHERS*                         Director                                  February 29, 1996
    --------------------------
    (James M. Smathers)



*By: /s/ RONALD G. CRANE
     -------------------------------------
         Ronald G. Crane, Attorney in Fact